Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Chris Walker USinternetworking, Inc. (410) 897-3560 christopher.walker@usi.net	Financial Contact: Dave Miller USinternetworking, Inc. (410) 897-1746 dave.miller@usi.net

USinternetworking, Inc. Names William H. Washecka Chief Financial
Officer
Mark J. Mceneaney Named Chief Accounting Officer

Annapolis, MD, May 31, 2001 — USinternetworking, Inc. (USi, Nasdaq: USIX), the leading Application Service Provider (ASP), today announced that it has named William H. Washecka as Executive Vice President and Chief Financial Officer, effective June 16. In addition, current CFO Mark J. McEneaney was named Chief Accounting Officer, with Phil Taff continuing in his role as Senior Vice President and Treasurer.

“With revenue well over $100 million and assets of almost $500 million, the demands on USi’s finance organization have expanded significantly,” said Andrew Stern, CEO, USi. “We decided that the time had come to bring additional leadership on board. Bill brings to USi nearly 30 years of experience with Ernst & Young, where he provided accounting and consulting services to high-growth technology companies. We are thrilled to have him on board as an integral part of USi’s executive team.”

“Over the past three years, USi has built a market-leading company that provides a service of great value to its enterprise customer base,” said Bill Washecka. “I am very excited to be a part of the USi team and look forward to helping take this company to the next level.”

Consistent with USi’s corporate focus on reaching profitability targets and maintaining growth, Washecka, McEneaney and Taff will continue to concentrate on driving operating efficiencies throughout the business and managing capital resources efficiently. “We’re appreciative of the leadership that Mark has provided in various roles since the Company’s inception, and know that he will serve the Company and its shareholders well as Chief Accounting Officer,” said Stern.

Prior to joining USi, Washecka, 53, was a Senior Partner and Director of High Technology at Ernst & Young LLP. While at Ernst & Young during a 29-year period, Washecka assisted over 300 companies through various stages of growth primarily in the areas of telecommunications, software and systems integration. His overarching division responsibilities included provision of business and strategic planning, determination of appropriate financing strategies and assistance with mergers and acquisitions, as well as initial public offerings. Some of the high technology companies with which Mr. Washecka has worked include America Online, Inc., Human Genome Sciences, Inc., Online Resources & Communications Corporation and Trusted Information Systems, Inc.

Washecka is a CPA, received a BBA degree from the Bernard M. Baruch College of the City University of New York, and has completed an executive management program at the Kellogg School of Business.

About USinternetworking, Inc.

USinternetworking Inc., the leading Application Service Provider, delivers e-commerce and enterprise software as a service. The company’s iMAP portfolio of service offerings delivers the functionality of leading software from Ariba, BroadVision, Lawson, Microsoft, Oracle, PeopleSoft, Plumtree and Siebel as a continuously supported, flat-rate monthly service via an advanced, secure global data center network. Additionally, USi’s AppHost managed application hosting services provide the most advanced solutions for enterprises, software companies, marketplaces, and system integrators that are seeking a better way to deliver solutions over the Internet to their customers and end users.

Internet Managed Application Provider, iMAP, AppHost, PriorityPeering, USiGSP, USiSAN USiAccelerate, and Making Software Simple are service marks of USinternetworking, Inc. All other trademarks are the property of their respective owners. USi strategic partners and providers are publicly traded on Nasdaq under the symbols: ARBA, BVSN, CSCO, MSFT, ORCL, PSFT and SEBL.

Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to USinternetworking Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed on the Company’s Form 10-K filed with the SEC on April 2, 2001, its 10-Q filing on May 15, 2001, and in our other reports filed from time to time with the SEC.

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